Exhibit 5.1

BASS, BERRY & SIMS PLC ATTORNEYS AT LAW
A PROFESSIONAL LIMITED LIABILITY COMPANY AmSouth Center, 315 Deaderick Street, Suite 2700 Nashville, Tennessee 37238-3001 (615) 742-6200

May 9, 2007

Pacer International, Inc.

2300 Clayton Road, Suite 1200

Concord, California 94520

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Pacer International, Inc., a Tennessee corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the Pacer International, Inc. 2006 Long-Term Incentive Plan (the “Plan”) to be filed by the Company with the Securities and Exchange Commission covering 2,500,000 shares of common stock with par value of $0.01 per share (the “Shares”) issuable pursuant to the Plan.

In so acting, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinion hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, we are of the opinion that the Shares, when issued pursuant to and in accordance with the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the registration Statement on Form S-8 being filed by the Company to register the Shares. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Bass, Berry & Sims PLC